Exhibit 99.1

MAG MAGNA CORP.

CHARTER OF THE EXECUTIVE COMMITTEE

OF THE BOARD OF DIRECTORS

The Executive Committee (the “Committee”) has the authority and responsibilities described in this Executive Committee Charter (the “Charter”), which was duly adopted by the Board of Directors of Mag Magna Corp., a Wyoming corporation (the “Company”) on February 16, 2026, to be effective on such date.

1.Committee Membership. The Committee shall consist of Harpreet Sangha, Chairman of the Board of the Company and Jamal Khurshid, a Director and Chief Executive Officer of the Company.

The initial Chairman of the Committee shall be Harpreet Sangha. Thereafter, the Chairman of the Committee shall be appointed by the members of the Committee. The members of the Committee shall serve at the pleasure of the Board of Directors or until their successors shall be duly designated. Vacancies in the Committee shall be filled by the Board of Directors.

2.Responsibilities. During the intervals between the meetings of the Board of Directors, the Executive Committee shall have and may exercise all of the authority of the Board of Directors in the management of the business affairs of the Company; provided, however, that the Committee is not authorized to declare dividends, and other distributions, to propose to shareholders actions that require such shareholders’ approval, fill vacancies on the board or adopt, amend or repeal bylaws. This authorization is further subject to the limitations imposed by law, the Bylaws of the Company or the Board of Directors.

3.Meetings and Actions Without a Meeting. The Committee will meet at such times and with such frequency as the Committee shall determinate as appropriate to meet its responsibilities. The Chairman of the Committee, in consultation with the other member(s) of the Committee will set the dates, times and places of such meetings. The Committee will report to the full Board of Directors from time to time with respect to the activities of the Committee. A quorum of the Committee for the transaction of business will be a majority of its members. Meetings may be held via telephone or video conference. The Committee may also act by unanimous written consent in lieu of a meeting in accordance with the Company’s Bylaws. The Chairman of the Committee will designate a secretary for each meeting, who need not be a member of the Committee.

CHARTER OF THE EXECUTIVE COMMITTEE | PAGE SOLO